EXHIBIT 10.27

Severance Policy

Effective Date: November 22, 2004

Purpose:

Midwest Banc Holdings, Inc. and its subsidiaries wish to establish uniform guidelines for the payment of severance in the event of employment separation due to reasons other than cause. Whether a termination is for “cause” shall be determined by MBHI, in its sole discretion.

Severance Payments:

Senior Vice Presidents and higher will be eligible to receive six (6) months base salary or one week for every full year of service, whichever is greater.

All other employees will be eligible to receive twelve (12) weeks base salary or one week for every full year of service, whichever is greater.

How and When Severance will be Paid:

Severance will be paid bi-weekly on Thursdays in conjunction with MBHI’s normal payroll processing.

Non-compete, Non-solicitation, and Hold Harmless:

Officers will be required to sign an agreement stating they will not solicit customers or employees of MBHI or any of its subsidiaries for the term of the agreement, which will be the duration of severance payments.